                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                                        OMB Number:  3235-0145
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                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                              PremierWest Bancorp
                         ---------------------------
                               (Name of Issuer)

                                 Common Stock
                         ---------------------------
                        (Title of Class of Securities)

                                   740921101
                          ---------------------------
                                (CUSIP Number)

                                   12/31/00
                          ---------------------------
            (Date of Event Which Requires Filing of this Statement)

Check  the  appropriate  box to  designate  the rule  pursuant  to which  this
Schedule is filed:

           [_] Rule 13d-1(b)

           [X] Rule 13d-1(c)

           [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial  filing on this form with respect to the subject class of  securities, and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

The  information  required  in the  remainder  of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities  Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however,  see the Notes).

          POTENTIAL   PERSONS  WHO  ARE  TO  RESPOND  TO  THE   COLLECTION  OF
          INFORMATION  CONTAINED  IN THIS  FORM ARE NOT  REQUIRED  TO  RESPOND
          UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                              Page 1 of 5 pages

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CUSIP NO. 740921101              13G                         Page 2 of 5 Pages
-------------------                                          -----------------

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  1     NAME OF REPORTING PERSON:   John A. Duke

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) |_|     (b) |_|

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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

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                        5    SOLE VOTING POWER:  607,080

      NUMBER OF         ------------------------------------------------------
       SHARES
    BENEFICIALLY        6    SHARED VOTING POWER:
      OWNED BY
        EACH            ------------------------------------------------------
      REPORTING
       PERSON           7    SOLE DISPOSITIVE POWER:  607,080
        WITH
                        ------------------------------------------------------

                        8    SHARED DISPOSITIVE POWER

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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        607,080

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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  7.0%

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  12    TYPE OF REPORTING PERSON*:  Individual

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                                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 5 pages

Item 1 (a).     Name of Issuer:

                PremierWest Bancorp

Item 1 (b).     Address of Issuer's Principal Executive Offices:

                1455 E. McAndrews Road
                Medford, OR 97504

Item 2 (a).     Name of Person Filing:

                John A. Duke

Item 2 (b).     Address of Principal Business Office or, if none, Residence:

                P.O. Box 430
                Rogue River, OR 97537

Item 2 (c).     Citizenship:  United States of America

Item 2 (d).     Title of Class of Securities:  Common Stock

Item 2 (e).     CUSIP Number: 740921101

Item3.          If this Statement is filed  pursuant to Rule  13d-1(b),
                or 13d-2(b) or (c), check whether the person filing is a:

          (a)  [_]  Broker  or  dealer  registered  under  Section  15 of  the
                    Exchange Act;

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c)  [_]  Insurance  company as defined in Section  3(a)(19)  of the
                    Exchange Act;

          (d)  [_]  Investment  company  registered  under  Section  8 of  the
                    Investment Company Act;

          (e)  [_]  An   investment   adviser   in   accordance   with   Rule
                    13d-1(b)(1)(ii)(E);

          (f)  [_]  An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)  [_]  A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h)  [_]  A savings  association  as defined  in Section  3(b) of the
                    Federal Deposit Insurance Act;

          (i)  [_]  A church plan that is excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the
                    Investment Company Act;

          (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

                              Page 3 of 5 pages

Item 4.        Ownership

               (a)  Amount Beneficially Owned: 607,080

               (b)  Percent of Class: 7.0%

               (c)  Number of Shares as to which Such Person has:

                    (i)  sole power to vote or to direct the vote 607,080

                    (ii) shared power to vote or to direct the vote

                    (iii)sole power to  dispose  or to direct the  disposition of: 607,080

                    (iv) shared power to dispose or to direct the  disposition of

Item 5.        Ownership of Five Percent or Less of a Class

               If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person  has  ceased to be the beneficial  owner of more  than  five  percent  of the class of securities, check the following [ ].

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person

               N/A

Item 7.        Identification  and  Classification of the Subsidiary Which
               Acquired the Security Being Reported on by the
               Parent Holding Company

               N/A

Item 8.        Identification and Classification of Members of the Group

               N/A

Item 9.        Notice of Dissolution of Group

Item 10.       Certification

               By signing  below I certify  that,  to the best of my knowledge and belief, the securities  referred to above were not acquired and are not  held for the  purpose  of or with  the  effect  of changing  or  influencing  the  control  of the  issuer  of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 4 of 5 pages

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the  information  set  forth in this  statement  is  true,  complete  and correct.

        DATED: April 18, 2001.

                                                /s/ John A. Duke
                                                ------------------------------
                                                John A. Duke

                              Page 5 of 5 pages